   As filed with the Securities and Exchange Commission on November 26, 1996
                                                         Registration No. 33-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         -----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                      THORNBURG MORTGAGE ASSET CORPORATION
             (Exact name of registrant as specified in its charter)

           Maryland                  119 East Marcy Street, Suite 201               85-0404134
(State or other jurisdiction of         Santa Fe, New Mexico 87501             (Employer I.D. Number)
 incorporation or organization)              (505) 989-1900

              (Address, including zip code, and telephone number,
       including area code, of Registrant's Principal Executive Offices)
                        -------------------------------
                       H. GARRETT THORNBURG, JR. CHAIRMAN
                      THORNBURG MORTGAGE ASSET CORPORATION
                        119 EAST MARCY STREET, SUITE 201
                           SANTA FE, NEW MEXICO 87501
                                 (505) 989-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------
                                   Copies to:
                            MICHAEL B. JEFFERS, ESQ.
                          JEFFERS, WILSON & SHAFF, LLP
                      18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612
                                 (714) 660-7700
                         ------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time following the effective date of this Registration
                 Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                                                 Proposed            Proposed
                                                                 Maximum              Maximum              Amount of
   Title of each class of Securities        Amount to be     Aggregate Price    Aggregate Offering    Registration Fee(3)
            to be Registered                Registered(1)     Per Share (1)        Price (1) (2)
------------------------------------------------------------------------------------------------------------------------

Preferred Stock, $.01 par value per
 share
--------------------------------------                             ---
Preferred Stock Warrants
--------------------------------------
Common Stock, $.01 par value per share
 (4)
--------------------------------------       $200,000,000          ---              $200,000,000          $68,965.52
Common Stock Warrants (4)
--------------------------------------
Shareholders Rights                                                ---
--------------------------------------------------------------------------------------------------------------------------
             Total                           $200,000,000          ---              $200,000,000          $68,965.52(5)
--------------------------------------------------------------------------------------------------------------------------

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement and Registration Statement No. 33-94646 exceed $242,776,125. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), the proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(4) The aggregate amount of Common Stock registered hereunder is limited, solely for purposes of any at the market offering, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.
(5) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included herein also relates to $42,776,125 of securities previously registered for sale under Registration Statement No. 33-94646, which was declared effective on September 7, 1995 and for which a filing fee of $14,751 was previously paid. In the event any securities previously registered for sale are offered and sold prior to the effective date of this Registration Statement, they will not be included in any Prospectus hereunder. The amount of securities being registered for sale, together with the remaining securities registered under Registration Statement 33-94646 represents the maximum number of securities which are expected to be offered and sold.
                       -------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
(Subject to completion dated November 26, 1996


                      THORNBURG MORTGAGE ASSET CORPORATION
                                  $200,000,000
                  COMMON STOCK, PREFERRED STOCK, AND WARRANTS
              AND SHAREHOLDER RIGHTS TO PURCHASE COMMON STOCK AND
                                PREFERRED STOCK

                           -------------------------

  Thornburg Mortgage Asset Corporation, a Maryland corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may issue and sell from time to time one or more of the following types of its securities (the "Securities"): (i) shares of its common stock, par value $0.01 per share ("Common Stock"); (ii) shares of its preferred stock, in one or more series ("Preferred Stock"), (iii) warrants to purchase shares of Common Stock ("Common Stock Warrants"); (iv) warrants to purchase Preferred Stock ("Preferred Stock Warrants"); (v) rights to purchase shares of Common Stock or Preferred Stock issued to shareholders ("Shareholder Rights"); and (vi) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of securities. The Securities offered pursuant to this Prospectus may be issued in one or more series, in amounts, at prices and on terms to be determined at the time of the offering of each such series and set forth in a supplement to this Prospectus ( a "Prospectus Supplement"). The Securities offered by the Company pursuant to this Prospectus will be limited to $200,000,000 aggregate initial public offering price, including the exercise price of any Common Stock Warrants, Preferred Stock Warrants (collectively, "Securities Warrants") or Shareholder Rights.

  The specific terms of each offering of Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement relating to such offering of Securities. Such specific terms include, without limitation, to the extent applicable (1) in the case of any series of Preferred Stock, the specific designations, rights, preferences, privileges and restrictions of such series of Preferred Stock, including the dividend rate or rates or the method for calculating same, dividend payment dates, voting rights, liquidation preferences, and any conversion, exchange, redemption or sinking fund provisions; (2) in the case of the Securities Warrants, Preferred Stock or Common Stock, as applicable, for which each such warrant is exercisable, the exercise price, duration, detachability and call provisions of each such warrant; (3) in the case of Shareholder Rights, which entitles the shareholder to purchase Preferred Stock or Common Stock, as applicable, the subscription price, duration, transferabilities and the over subscription privilege of each of the Shareholder Rights; and (4) in the case of any offering of Securities, to the extent applicable, the initial public offering price or prices, listing on any securities exchange, certain federal income tax consequences and the agents, dealers or underwriters, if any, participating in the offering and sale of the Securities.

                     --------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE   ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                     --------------------------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

                     --------------------------------------

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.

                    ---------------------------------------

               The date of this Prospectus is November 26, 1996.

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE

RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND AN ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                 ---------------------------------------------

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements, the Registration Statement and exhibits thereto, and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material may be obtained form Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE"). The reports, proxy and information statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to Registration Statement. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

  The Company currently furnishes its shareholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

  (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, respectively.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference into this Prospectus.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modified or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Mr. Richard P. Story, Thornburg Mortgage Asset Corporation, 119 East Marcy Street, Suite 201, Santa Fe, New Mexico, 87501, telephone number (505) 989-1900.

                                  THE COMPANY

GENERAL

  Thornburg Mortgage Asset Corporation (the "Company") is a special purpose financial institution that primarily invests in adjustable-rate mortgage ("ARM") securities, thereby indirectly providing capital to the single-family residential housing market. ARM securities represent interests in pools of adjustable-rate mortgage loans, which often include guarantees or other credit enhancements against losses from loan defaults. While the Company is not a bank or savings and loan, its business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. The Company leverages its equity capital using borrowed funds, invests in ARM securities and seeks to generate income based on the difference between the yield on its ARM securities portfolio and cost of its borrowings. The Company is organized for tax purposes as a real estate investment trust ("REIT") and, therefore, generally passes through substantially all of its earnings to shareholders without paying federal or state income tax at the corporate level. The Company commenced operations in June 1993, and as of September 30, 1996 had assets of approximately $2.6 billion.

  The Company's mortgage securities portfolio may consist of either agency or privately issued (generally publicly registered) mortgage pass-through securities, multiclass pass-through securities, Collateralized Mortgage Obligations ("CMOs") or short-term investments that either mature within one year or have an interest rate that reprices within one year.

  The Company's investment policy is to invest at least 70% of total assets in High Quality ARM securities and short-term investments. High Quality means:

  (1) securities which are rated within one of the two highest rating categories by at least one of either Standard & Poor's Corporation or Moody's Investors Service, Inc. (the "Rating Agencies");
  (2) securities that are unrated but are guaranteed by the U.S. Government or issued or guaranteed by an agency of the U.S. Government; or
  (3) securities that are unrated or whose ratings have not been updated but are determined to be of comparable quality (by the rating standards of at least one of the Rating Agencies) to a High Quality rated mortgage security.

  The remainder of the Company's investment portfolio, comprising not more than 30% of total assets, may consist of Other Investment assets, which may include:

  (1) ARM loans secured by first liens on single-family residential properties acquired for the purpose of securitization into investment grade securities; or
  (2) pass-through securities or CMOs backed by loans on single-family residential properties or on multi-family, commercial or other real estate-related properties if they are rated at least Investment Grade at the time of purchase. "Investment Grade" generally means a security rating of BBB or Baa or better by at least one of the Rating Agencies.

  The Company does not invest in REMIC residuals or other CMO residuals and, therefore does not create excess inclusion income or unrelated business taxable income for tax exempt investors. Therefore, the Company is a mortgage REIT eligible for purchase by tax exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and Individual Retirement Accounts ("IRAs").

  To the extent the Company acquires ARM loans, the Company may create ARM pass-through securities and CMOs through securitization. The Company intends to purchase ARM loans for securitization when it believes that it can earn a higher yield on the mortgage securities created through securitization than on comparable mortgage securities purchased in the market. In order to facilitate the securitization process, the Company may retain a limited amount of the credit risk inherent in the mortgage loan. Following the securitization process, the Company expects to hold the newly created ARM securities in its investment portfolio. If the Company were to sell the newly-created ARM securities on a regular basis, there would be a substantial risk that they would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100%.

  The Company purchases its ARM securities from broker-dealers and financial institutions that regularly originate or make markets in these securities. The Company may also purchase ARM securities from a variety of mortgage suppliers (including mortgage bankers, banks, savings and loans, investment banking firms, home builders and other firms involved in originating and packaging mortgage loans). The Company does not purchase any ARM securities from or enter into any servicing or administrative agreements (other than the management agreement with Thornburg Mortgage Advisory Corporation the "Manager") or with any entities affiliated with the Company.

  The Company's executive offices are located at Thornburg Mortgage Asset Corporation, 119 East Marcy Street, Suite 201, Santa Fe, New Mexico 87501. The Company was incorporated in Maryland on July 28, 1992.

OPERATING POLICIES AND STRATEGIES

  The Company employs a leveraging strategy to increase its assets by borrowing money on a short-term collateralized basis, generally with maturities of one year or less, in an amount up to 92% of the historical cost of its total assets. The Company then uses the proceeds to acquire additional ARM securities. By borrowing against its ARM securities in this manner, the Company expects that up to 90% (but not more than 92%) of the Company's total assets may be financed with borrowed funds. The Company believes that this strategy allows the Company to maximize return on equity while the borrowing limitation leaves an adequate capital base sufficient to protect the Company against interest rate environments that may cause the value of its assets to decline or in which the Company's borrowing costs might exceed its interest income from ARM securities. These conditions could occur when the interest rate adjustments on ARM securities lag behind interest rate increases on the Company's variable-rate borrowings or when the interest rate indices of the borrowings are mismatched with the interest rate indices of the Company's ARM securities. If the ratio of the Company's borrowings to total assets exceeds 92%, then, except as limited by the sources of income tests applicable to the Company as a REIT, the Company will reduce its assets or take other steps as necessary to reduce its borrowing ratio to below 92% of total assets.

  The Company mitigates its interest-rate risk from borrowings generally by selecting interest-rate indices and maturities on its indebtedness that approximately match interest-rate adjustment indices and the interest-rate adjustment periods on its ARM securities. Accordingly, borrowings bear variable or short-term fixed (one year or less) interest rates. Generally, the borrowing agreements require the Company to deposit additional collateral in the event the market value of existing collateral declines, which could require the Company to sell assets during periods when the net value of its assets are declining in order to reduce the borrowings.

  The Company's ARM securities portfolio is financed primarily at short-term borrowing rates utilizing reverse repurchase agreements, dollar-roll agreements, borrowings under lines of credit and other collateralized financing which the Company has established with approved institutional lenders. To date, reverse repurchase agreements have been the primary financing device utilized by the Company to finance its ARM securities portfolio. Generally, upon repayment of each reverse repurchase agreement the ARM securities will immediately be pledged to secure a new reverse repurchase agreement. As of the date of this prospectus the Company has established lines of credit and collateralized financing agreements with 26 investment banking firms and commercial banks.

  The Company makes use of hedging transactions to mitigate the impact of certain adverse changes in interest rates or prepayment rates on its net interest income. ARM securities are generally subject to periodic and lifetime interest rate caps. Periodic caps generally limit the maximum mortgage interest rate change on any interest adjustment date to either a maximum of 1% per semiannual adjustment or 2% per annual adjustment. The Company generally does not hedge against periodic cap limitations. In addition, ARM securities have a maximum lifetime interest rate limitation, meaning that each ARM security contains a contractual maximum rate. The borrowings incurred by the Company to finance its ARM securities portfolio are not subject to equivalent interest rate caps.

  The Company has purchased interest rate cap agreements to prevent the Company's borrowing costs from exceeding the lifetime maximum rate on its ARM securities. These agreements would have the effect of offsetting a portion of the Company's borrowing costs if prevailing interest rates exceed the rate specified in the cap agreement. An interest rate cap agreement is a contractual agreement, whereby the Company pays a fee, which may at times be financed by the counterparty to the agreement with the Company, typically to either a commercial bank or investment banking firm, in exchange for the right to receive payments equal to the difference between a cap rate level specified in the contract and a periodically determined future interest rate times a contractually specified principal, or notional, amount. These agreements also would be expected to appreciate in value as interest rates rise, thus helping to partially offset possible market value declines of the Company's ARM securities portfolio.

  The ARM securities held by the Company were, generally, purchased at prices greater than par. The Company is amortizing their respective premiums over their expected lives using the level yield method of accounting. To the extent that the prepayment rate on the Company's ARM securities differs from expectations, the Company's net interest income will be affected. Mortgage prepayments generally increase when current mortgage interest rates fall below the interest rates on such ARM loans. To the extent there is an increase in prepayment rates, resulting in a shortening of the expected lives of the ARM securities, the Company's net income and the dividend yield on its common stock could be adversely affected. In an attempt to mitigate the adverse effect of an increase in prepayments on ARM securities acquired above par, the Company has also entered into transactions where it purchases ARM securities at prices below par, purchases seasoned ARM securities that have been outstanding for more than 5 years with a below-average prepayment history, and purchases ARM securities that provide only for scheduled principal payments. The Company may also purchase limited amounts of "principal only" mortgage derivative securities backed by either fixed-rate mortgages or ARM loans as a hedge against the adverse effect of increased prepayments.

  The Company may enter into other hedging-type transactions designed to protect its net interest income and assets from adverse changes in interest rates or prepayment rates. Such transactions may include the purchase or sale of interest rate future contracts, options on interest rate future contracts or interest rate swaps. The Company may also purchase "interest only" mortgage derivative securities or other derivative products for purposes of mitigating risk from interest rate changes. The Company will not invest in financial futures contracts unless the Company and the Manager are exempt from the registration requirements of the Commodities Exchange Act or otherwise comply with the provisions of that Act.

  The Company does not intend to hedge for speculative purposes. No hedging strategy can completely insulate the Company from risk, and certain of the federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to hedge, particularly with respect to hedging against periodic cap risk. The Company monitors and may have to limit its hedging strategies to ensure that it does not realize excessive hedging income, or hold hedging assets having excess value in relation to total assets.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the net proceeds from the sale of Securities offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing future acquisitions (including, but not limited to, acquisitions of ARM securities and other mortgage related products), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Securities or may use them to reduce short-term indebtedness. If the Company intends to use the net proceeds from a sale of Securities to finance a significant acquisition, the related Prospectus Supplements will describe the material terms of such acquisition.

                           DESCRIPTION OF SECURITIES

  The following is a brief description of the material terms of the Company's capital stock. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of the Company's Articles of Incorporation and Bylaws, copies of which are on file with the Commission as described under "Available Information" and are incorporated by reference herein.

GENERAL

  The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Common Stock, par value $0.01 per share; (ii) shares of its Preferred Stock, in one or more series, (iii) Common Stock Warrants; (iv) Preferred Stock Warrants, (v) Shareholder Rights, and (vi) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) through (vi). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

  The Company's authorized equity capitalization consists of 50 million shares which may be comprised of Common Stock and Preferred Stock. The Common Stock is listed on the New York Stock Exchange and the Company intends to list any additional shares of its Common Stock which are issued and sold hereunder. The Company may list any series of its Preferred Stock which are offered and sold hereunder, as described in the Prospectus Supplement relating to such series of Preferred Stock.

COMMON STOCK

  As of October 30, 1996, there were 16,219,241 outstanding shares of Common Stock held by 1,043 holders of record. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event any Preferred Stock is issued, dividends on any outstanding shares of Preferred Stock may be required to be paid in full before payment of any dividends on the Common Stock. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any Preferred Stock then outstanding.

  Holders of Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any series of Preferred Stock that may be outstanding from time to time. The Company's Articles of Incorporation and Bylaws contain no restrictions on the repurchase by the Company of shares of the Common Stock. All the outstanding shares of Common Stock are, and additional shares of Common Stock will be, validly issued, fully paid and nonassessable.

  Holders of Common Stock are eligible to participate in the Company's dividend reinvestment and stock purchase plan (the "DRP") which provides shareholders of the Company with a convenient and cost-effective method of increasing their investment in shares of the Company's Common Stock. A participant in the DRP may purchase additional shares of Common Stock by reinvesting some or all cash dividends paid on the Common Stock and by making optional cash purchases which are subject to a minimum purchase limit of $50 and a maximum purchase limit of $15,000 for each dividend payment date. The price to be paid for each share of Common Stock purchased directly from the Company under the DRP will be a price equal to the market price of the Common Stock less a 3% discount. The price of the shares of Common Stock purchased on the open market will be the average price of all shares of Common Stock purchased for all Participant's in the DRP without any discount. The same purchase price will apply to the reinvestment of cash dividends and to any optional cash purchases.

PREFERRED STOCK

  The Board of Directors is authorized to designate with respect to each series of Preferred Stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of the date hereof, there were no shares of Preferred Stock issued and outstanding.

  Any Preferred Stock issued will rank prior to the Common Stock as to dividends and as to distributions in the event or liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

SECURITIES WARRANTS

  General. The Company may issue Securities Warrants for the purchase of Common Stock or Preferred Stock. Such warrants are referred to herein as Common Stock Warrants and Preferred Stock Warrants, as appropriate. Securities Warrants may be issued independently or together with any other Securities covered by the Registration Statement offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such other Securities. Each issuance of Securities Warrants will be issued under a separate agreement ("Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as agent ("Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. Each issue of Securities Warrants will be evidenced by warrant certificates (the "Securities Warrant Certificates"). The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants.

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related Securities will be transferable separately; (v) the number of shares of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of shares of Preferred Stock of such series or shares of Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date on which such right shall expire, (vii) certain federal income tax consequences; and (viii) any other material terms of such Securities Warrants.

  Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration or transfer, and may be exercised at the corporate trust office of the appropriate Securities Warrant Agent or other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Preferred Stock Warrants or Common Stock Warrants will not have any rights of holders of the respective Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

  No Rights as Shareholders. Holders of Securities Warrants will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

SHAREHOLDER RIGHTS

  General. The Company may issue, as a dividend at no cost, Shareholder Rights to holders of record of the Company's Securities or any class thereof on the applicable record date. If Shareholder Rights are so issued to existing holders of Securities each Shareholder Right will entitle the registered holder thereof to purchase the Securities pursuant to the terms set forth in the applicable Prospectus Supplement.

  If Shareholder Rights are issued, the applicable Prospectus Supplement will describe the terms of such Shareholder Rights including the following where applicable: (i) record date; (ii) the subscription price; (iii) Subscription Agent, (iv) the aggregate number of shares of Preferred Stock or shares of Common Stock purchasable upon exercise of such Shareholder Rights and in the case of Shareholder Rights for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Shareholder Rights; (v) the date on and after which such Shareholder Rights and the related Securities will be transferable separately; (vi) the date on which the right to exercise such Shareholder Rights shall commence and the expiration date on which such right shall expire; (vii) certain federal income tax consequences; and (viii) any other material terms of such Shareholder Rights.

  In addition to the terms of the Shareholder Rights and the Securities issuable upon exercise thereof, the Prospectus Supplement will describe, for a holder of such Shareholder Rights who validly exercises all Shareholder Rights issued to such holder, how to subscribe for unsubscribed Securities (issuable pursuant to unexercised Shareholder Rights issued to other holders) to the extent such Shareholder Rights have not been exercised.

  No Rights as Shareholders. Holders of Shareholder Rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and the registrar for the Company's Common Stock is State Street Bank & Trust Company, 2 Heritage Drive, North Quincy, Massachusetts, 02171. The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

               REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

  Two of the requirements for qualification for the tax benefits accorded a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), are that (i) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals and (ii) there must be at least 100 shareholders for at least 335 days in each taxable year. Those requirements apply for all taxable years after the year in which a REIT elects REIT status.

  The Articles of Incorporation generally prohibits, subject to the settlement rules of the NYSE, any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of capital stock in excess of 9.8% of the outstanding shares. Shares of capital stock owned by a person or group of persons in excess of such amounts are referred to as "Excess Shares." For this purpose the term "ownership" is defined in accordance with the Code, the constructive ownership provisions of Section 544 of the Code and Rule 13d-3 promulgated under the Exchange Act, and the term "group" is defined to have the same meaning as that term has for purposes of Section 13(d)(3) of the Exchange Act. Accordingly, shares of stock owned or deemed to be owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be Excess Shares.

  For purposes of determining whether a person holds Excess Shares, a person or group will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person or group under constructive ownership provisions contained in Section 544 of the Code.

  The Articles of Incorporation provide that in the event any person acquires Excess Shares, each Excess Share may be redeemed at any time by the Company at the closing price of a share of stock of such class on the NYSE on the last business day prior to the redemption date. From and after the date fixed for redemption of Excess Shares, such shares shall cease to be entitled to any distribution and other benefits, except only the right to payment of the redemption price for such shares.

  Under the Articles of Incorporation any acquisition of shares that would result in failure to qualify as a REIT under the Code is void to the fullest extent permitted by law, and, subject to the settlement requirements of the NYSE, the Board of Directors is authorized to refuse to transfer shares to a person if, as a result of the transfer, that person would own Excess Shares. Prior to any transfer or transaction which, if consummated, would cause a shareholder to own Excess Shares, and in any event upon demand by the Board of Directors, a shareholder is required to file with the Company an affidavit setting forth, as to that shareholder, the information required to be reported in returns filed by shareholders under Treasury Regulation Section 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, each proposed transferee of shares of capital stock, upon demand of the Board of Directors, also may be required to file a statement or affidavit with the Company setting forth the number of shares already owned by the transferee and any related person.

                               PLAN OF DISTRIBUTION

  The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale, to one or more investors directly or through agents, to existing holders of its Common Stock directly through the issuance of Shareholders Rights as a dividend, or through any combination of these methods of sale. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company may also sell shares of its Common Stock from time to time through one or more agents in ordinary brokers' transaction on the NYSE. Such sales may be effected during a series of one or more pricing periods at prices related to the prevailing market prices reported on the NYSE, as shall be set forth in the applicable Prospectus Supplement.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will also be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

  Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at regular intervals over a fixed period of time pursuant to negotiated subscription commitments. Institutions with which such subscription commitments may be made to include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such subscription commitments will be subject to certain conditions, including that the purchase of the Securities shall not be prohibited under the laws of the jurisdiction to which such purchaser is subject, as well as to the specific terms and conditions negotiated that will be set forth in the applicable Prospectus Supplement. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such subscription commitments.

  In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Subject to the applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not be able to simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. This treatment eliminates most of the "double taxation" (at the corporate level and then again at the shareholder level when the income is distributed) that typically results from investment in corporations. To qualify for tax treatment as a REIT under the Code, the Company must meet certain tests. The Company elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1993. That election continues in effect until revoked or terminated.

  Based on existing law and certain representations made to Counsel by the Company, Counsel is of the opinion that the Company operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its 1993 taxable year through September 30, 1996, the date of the Company's last unaudited balance sheet and income statement made available to Counsel, and the organization and contemplated method of operation of the Company are such as to enable it to continue to so qualify throughout the balance of 1996 and in subsequent years. However, whether the Company will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by Counsel. Moreover, certain aspects of the Company's method of operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, Counsel is unable to opine whether in the future the Company will actually operate in a manner that will enable it to qualify as a REIT under the Code.

TAXATION OF THE COMPANY

  In any year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its shareholders. The Company will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. The Company intends to distribute substantially all of its taxable income to its shareholders on a pro rata basis in each year.

TAXATION OF THE HOLDERS OF THE COMPANY'S SECURITIES

  General. Payments to holders of the Company's bonds or debentures will be taxable interest income to the extent properly designated as interest or original issue discount. The Company will report such income to individual holders of bonds or debentures by January of the following year. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to shareholders of record on a specified date in such month will be deemed to have been received by the shareholders and paid by the Company on December 31 of the record year, provided that such dividends are paid before February 1 of the following year. Distributions of the Company will not be eligible for the dividends received deduction for corporations. Shareholders may not deduct any net operating losses or capital losses of the Company.

  Taxation of Tax-Exempt Entities. The Company does not expect to incur excess inclusion income and therefore does not prohibit Tax-Exempt Entities or "disqualified organizations" from investing in its Securities. In general, a Tax-Exempt Entity that is a holder of the Company's Securities will not be subject to tax on distributions.

  Taxation of Shareholder Rights. If the Company makes a distribution of Shareholder Rights, in general a Shareholder's basis in the Rights received in such distribution will be zero. If the fair market value of the Rights on the date of issuance is 15% or more of the value of the Common Stock or if the Shareholder so elects regardless of the value of the Rights, the Shareholder will make an allocation between the relative fair market values of the Rights and the Common Stock on the date of issuance of the Rights. On exercise of the Rights, the Shareholder will generally not recognize gain or loss. The Shareholder's basis in the Shares received from the exercise of the Rights will be the amount paid for the Shares plus the basis, if any, of the Rights exercised.

  Foreign Investors. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of the Company's Securities subject to reduction pursuant to an applicable income tax treaty.

  Dividend Reinvestment Plan. For income tax purposes, shareholders participating in the DRP will be deemed to have received the full amount of any cash distributions that the Company would have paid to them had they not elected to participate in the DRP. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase through the DRP and a tax basis equal to the gross amount of the distribution.

                                ERISA INVESTORS

  Because the Common Stock will qualify as a "publicly offered security", employee benefit plans and Individual Retirement Accounts may purchase shares of Common Stock and treat such shares, and not the Company's assets, as plan assets. Fiduciaries of ERISA plans should consider (i) whether an investment in the Common Stock satisfies ERISA diversification requirements, (ii) whether the investment is in accordance with the plans' governing instruments, and (iii) whether the investment is prudent.

                                 LEGAL MATTERS

  Jeffers, Wilson & Shaff LLP, as counsel to the Company, has rendered an opinion to the Company to the effect that the shares of Capital Stock offered hereby have been legally issued, and are fully-paid and nonassessable. Certain tax matters discussed under "Federal Income Tax Consequences" and "ERISA Investors" have also been included herein in reliance on the opinion of Jeffers, Wilson & Shaff. Michael B. Jeffers, Esq., Secretary of the Company, is a member of that firm and owns 1% of the shares of the Manager.

                                    EXPERTS

  The financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in the reports, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, and are included herein in reliance on their report upon their authority as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Registration fee..........................  $68,965.52
          Listing fees..............................  $35,000.00*
          Legal fees and expenses*..................  $20,000.00*
          Accounting fees and expenses*.............  $ 2,500.00*
          Blue sky fees and expenses*...............  $ 2,500.00*
          Printing expenses*........................  $25,000.00*
          Miscellaneous expenses*...................  $ 5,000.00*
                                                      -----------
          TOTAL EXPENSES............................  $158,965.52*

---------------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Maryland General Corporation Law provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("director"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was won by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. The director must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for directors.

     The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company and eliminate the liability of a director or officer to the Company or its stockholders for money damages to the fullest extent permitted by Maryland law.


ITEM 16.  EXHIBITS.
     5.1  Opinion of Jeffers, Wilson & Shaff regarding legality of securities

     8.1  Opinion of Jeffers, Wilson & Shaff regarding certain tax matters
          (included in Exhibit 5.1)*

     23.1 Consent of Counsel (included in Exhibit (5.1)

     23.2 Consent of McGladrey & Pullen LLP

     24.1 Power of Attorney (included in signature page)

ITEM 17.  UNDERTAKINGS

     A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date to the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of a subscription period, to set forth the results of the subscription offer, the transactions by the underwriters, if any, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, if any, and the terms of any subsequent re-offering thereof, if applicable. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on November 26, 1996.

                                    THORNBURG MORTGAGE ASSET CORPORATION

                                    BY: /s/ H. GARRETT THORNBURG, JR.
                                        ---------------------------------------
                                        H. Garrett Thornburg, Jr.
                                        Chairman of the Board

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Thornburg Mortgage Asset Corporation, Inc., do hereby constitute and appoint H. Garrett Thornburg, Jr. and Larry A. Goldstone, or either of them, acting individually, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Name                                Title                                       Date
            ----                                -----                                       ----
/s/ H. GARRETT THORNBURG, JR.             Chairman of the Board                        November 26, 1996
-------------------------------
H. Garrett Thornburg, Jr.

/s/ LARRY A. GOLDSTONE                    Director and President                       November 26, 1996
-------------------------------
Larry A. Goldstone

/s/ RICHARD P. STORY                      Chief Financial Officer and Treasurer        November 26, 1996
-------------------------------
Richard P. Story                          (Principal Accounting Officer)

/s/ DAVID A. ATER                         Director                                     November 26, 1996
-------------------------------
David A. Ater

/s/ JOSEPH H. BADAL                       Director                                     November 26, 1996
-------------------------------
Joseph H. Badal

/s/ JAMES H. LORIE                        Director                                     November 26, 1996
-------------------------------
James H. Lorie

/s/ STUART C. SHERMAN                     Director                                     November 26, 1996
-------------------------------
Stuart C. Sherman

                                 EXHIBIT INDEX


Exhibit                                     Name of Exhibit                                  Page Number
-------                                     ---------------                                  -----------
      5.1        Opinion of Jeffers, Wilson & Shaff regarding legality of securities

      8.1        Opinion of Jeffers, Wilson & Shaff regarding certain tax matters
                 (included in Exhibit 5.1)

      23.1       Consent of Counsel (included in Exhibit (5.1)

      23.2       Consent of McGladrey & Pullen LLP

      24.1       Power of Attorney (included in signature page)


